Exhibit 10.14

FACTORING AND SECURITY AGREEMENT

THIS FACTORING AND SECURITY AGREEMENT is made as of 28 January 2022 by and between MIKAB CORPORATION a New Jersey Corporation (“Seller”) and TOWER CAP LLC, a Delaware limited liability company (“Purchaser”).

1. Definitions and Index to Definitions. The following terms used herein shall have the following meaning. All capitalized terms not herein defined shall have the meaning set forth in the Uniform Commercial Code:

1.1. “ACH Authorization”- An automatic payment authorization, in form and substance satisfactory to Purchaser in its sole discretion.

1.2. “Active Account Debtor”- An Account Debtor of Seller which owes a Purchased Account to Purchaser.

1.3. “Affiliate”- With respect to any Person i) each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members; or ii) is either more than 20% owned by a another Person which also owns or controls a 3rd Person, or where a common Person controls the day-to-day operations of both the first Person and a 3rd Person.

1.4. “Avoidance Claim”- Any claim that any payment received by Purchaser is avoidable under the Bankruptcy Code or any other debtor relief statute.

1.5. “Bank Account”- A deposit account at Seller’s Bank established for the purpose of depositing all proceeds of Accounts owing by Non-Notified Payors.

1.6. “Base Index” — The Index as of the date of this Agreement.

1.7. “Business Day”- A day on which a bank is open for business in the Chosen State.

1.8. “Chosen State” — New Jersey.

1.9. “Clearance Days” - Three Business Days for checks drawn on banks located within the Chosen State and for electronic funds transfers, and five Business Days for all other payments.

1.10. “Closed”- A Purchased Account is closed upon receipt of full payment by Purchaser from a Payor or from the Seller (including its being charged to the Reserve Account).

1.11. “Collateral”- All Seller’s now owned and hereafter acquired Accounts, Chattel Paper, Inventory, Equipment, Instruments, Investment Property, Documents, Letter of Credit Rights, Commercial Tort Claims, Deposit Accounts and General Intangibles, Supporting Obligations, books and records, and Proceeds thereof.

1.12. “Collection Services”- See Section 10.1.2. hereof.

1.13. “Collection Services Fee”- $20.00 per hour for Collection Services performed by Purchaser’s clerical staff and $200.00 per hour for Collection Services performed by Purchaser’s management staff.

1.14. “Complete Termination”- Complete Termination occurs upon satisfaction of the following conditions:

1.14.1. Payment in full of all Obligations of Seller to Purchaser;

1.14.2. If Purchaser has issued or caused to be issued guarantees, promises, or letters of credit on behalf of Seller, acknowledgement from any beneficiaries thereof that Purchaser or any other issuer has no outstanding direct or contingent liability therein.

1.14.3. Seller has executed and delivered to Purchaser and its successors and assigns a general release in the form and substance satisfactory to Purchaser in its sole discretion.

1.15. “Credit Limit”- With respect to each Account Debtor, the “Credit Limit” listed in the Credit Notice in effect as of the date of determination.

1.16. “Credit Notice”- A notice substantially in the form of Exhibit 1.16. attached hereto, as may be amended from time to time in writing at the Purchaser’s sole discretion. If Exhibit 1.16. to this Agreement contains Payor, Reserve Percentage and credit limit details, it shall function as the initial Credit Notice under this Agreement, whether or not the Credit Notice is signed.

1.17. “Deposit Account Control Agreement”- That certain agreement among Seller, Purchaser and Seller’s Bank, in a form and substance acceptable to Purchaser, providing, among other things, that (i) Purchaser has control of the Bank Account (within the meaning of Section 9-104 of the UCC), and (ii) Seller’s Bank agrees to sweep on a daily basis or as frequently as Purchaser otherwise designates, all funds in the Bank Account to a bank account designated by Purchaser or Purchaser’s assignee.

1.18. “Eligible Account”- An Account that is acceptable for purchase as determined by Purchaser in the exercise of its reasonable sole credit or business judgment.

1.19. “Events of Default”- See Section 17.1.

1.20. “Exposed Payments”- With respect to an Account which Seller has repurchased or could be required to repurchase hereunder, payments received by Purchaser from or for the account of a Payor that has become subject to a bankruptcy proceeding, to the extent such payments cleared the Payor’s deposit account within ninety days of the commencement of said bankruptcy case.

1.21. “Face Amount”- The face amount due on an Account at the time of purchase.

1.22. “Factoring Fee”- The Factoring Fee Percentage multiplied by the Face Amount of a Purchased Account, for each Factoring Fee Period or portion thereof, computed from the Purchase Date to and including the date on which a Purchased Account is Closed and at all times subject to a minimum of 1.25% (one point two five percent) for each Purchased Account nothwithstanding the date upon which the Purchase Account is Closed.

1.23. “Factoring Fee Percentage”- as set out below but at all times subject to a minimum Factoring Fee of 1.25% (one point two five percent). In the case of:

1.23.1. Purchased Accounts with a due date that is 30 days from date of issuance of the Invoice - 0.065% (zero point zero six five percent) (for purposes of illustration only- this is equivalent to a rate of approximately 1.95% per month);

1.23.2. Purchased Accounts with a due date that is 60 days from date of issuance of the Invoice - 0.0617% (zero point zero six one seven percent) (for purposes of illustration only- this is equivalent to a rate of approximately 1.85% per month);

1.23.3. Purchased Accounts with a due date that is 90 days from date of issuance of the Invoice - 0.0584% (zero point zero five eight four percent) (for purposes of illustration only-this is equivalent to a rate of approximately 1.75% per month).

1.24. “Factoring Fee Period”- One day.

1.25. “Index” — Initially, LIBOR. If LIBOR is not available, Purchaser may, in its sole discretion, select a comparable rate or index as the Index.

1.26. “Index Adjustment” - As of any date, an increase in the Factoring Fee Percentage proportionate to any amount by which the Index exceeds the Base Index. By way of example, if the Base Index is 0.07200%, the Index as of the date of measurement is 0.10200%, and the Factoring Fee Percentage as of the date of measurement is .0666%, the Index Adjustment for the Factoring Fee Percentage would be 0.028 (the product of (i) the quotient of (a) the change in the Index (0.03), (b) divided by 0.07200, multiplied by (ii) .0666%). The Index Adjustment shall be rounded up to the nearest one-tenth of one percent.

1.27. “Initial Term”- A one-year period, computed from the date on which Purchaser first purchases an Account hereunder.

1.28. “Insolvency Date”- The date on which Purchaser has reasonably determined that an Account Debtor has become Insolvent.

1.29. “Insolvency Loss”- With respect to each Purchased Account, the sum of:

1.29.1. The product of the Face Amount of a Purchased Account multiplied by the difference between 100% and the Reserve Percentage; minus

1.29.2. the amount by which the unpaid Face Amount of the Purchased Account exceeds the Credit Limit applicable to the Account Debtor obligated on the Purchased Account on the Insolvency Date.

1.30. Insolvency Proceeding” - With respect to an Account Debtor:

1.30.1. A voluntary or involuntary petition for relief under Title 11 (including Chapters 7, 11 and 13) of the United States Bankruptcy Code is filed by or against such Account Debtor;

1.30.2. A receiver is appointed for all or any part, of the property of an entity;

1.30.3. The Account Debtor, or a third party on behalf of such Account Debtor, makes a general offer of compromise, in writing, to all of its creditors for less than its indebtedness;

1.30.4. Possession is taken of the Account Debtor’s assets under an assignment or deed of trust executed by the Account Debtor for the benefit of its creditors;

1.30.5. A creditors’ committee is formed for the sole purpose of liquidation;

1.30.6. Possession is taken of the Account Debtor’s business assets under a chattel mortgage;

1.30.7. The Account Debtor’s assets are sold under a writ of execution or attachment, or a writ of execution is returned unsatisfied;

1.30.8. The Account Debtor files an Assignment and/or makes a proposal to creditors, under the Canadian Bankruptcy and Insolvency Act;

1.30.9. A voluntary or involuntary petition for relief under the Companies Creditors Arrangement Act in Canada is filed by or against the Account Debtor;

1.30.10. A receiving order is made against the Account Debtor under the Canadian Bankruptcy and Insolvency Act; or

1.30.11. An Account Debtor’s assets are sold under the Canadian Bank Act; or a judgment ordering liquidation, or repossession of the Account Debtor’s assets due to a trust deed, commercial pledge or moveable hypotheque under the laws of each province or territory in Canada.

1.31. “Insolvent”- An Account Debtor has become Insolvent if it fails to pay a Purchased Account solely as a result of its financial inability to pay. The burden of proof as to the insolvency of an Account Debtor shall rest solely on the Seller, with it being presumed that at all relevant times an Account Debtor is not Insolvent.

1.32. “Invoice”- The document or other Record that evidences or is intended to evidence an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

1.33. “Job” - A project or job for which Seller delivers Goods and/or renders services.

1.34. “Late Charge”- 0.0084% (zero point zero zero eight four percent) per day.

1.35. “Late Payment Date”- 30 days from the date on which a Purchased Account is due.

1.36. “LIBOR” - one-month LIBOR rate, as found at http://www.wsj.com/mdc/public/page/2_3020-libor.html and set as of the first Business Day of the month.

1.37. “Misdirected Payment Fee”-

1.37.1. 15% of the amount of any payment (but in no event less than $1,000) on account of any Account which has been received by Seller (other than payments made to the Bank Account by a Non-Notified Payor) or a third party and not paid by Seller to Purchaser, as the case may be, on the next Business Day following the date of receipt by Seller or the date of Seller’s knowledge of receipt by such third party; or

1.37.2. 30% of the amount of any such payment which has been received by Seller (other than payments made to the Bank Account by a Non-Notified Payor) or any third party as a result of any action taken by Seller to cause such payment to be made to Seller or any third party.

1.38. “Missing Notation Fee”- 15% of the Face Amount.

1.39. “Monthly Administration Fee” –a monthly fee of US$250, payable by the Seller to the Purchaser.

1.40. “Non-Notified Payor”- A Payor to whom Purchaser has not sent a Notice of Assignment.

1.41. “Notice of Assignment”- A notice, in form acceptable to Purchaser in its sole discretion, sent by the Purchaser to a Payor that payments by the Payor on Seller’s Accounts must be made to the Purchaser or its assignee.

1.42. “Notified Payor”- A Payor to whom Purchaser sends a Notice of Assignment.

1.43. “Obligations”- All present and future obligations owing by Seller to Purchaser whether arising hereunder, the documents, instruments and agreements in connection herewith, or otherwise, and whether arising before, during or after the commencement of any bankruptcy case in which Seller is a Debtor.

1.44. “Parties”- Seller and Purchaser.

1.45. “Payor”- An Account Debtor or other obligor on an Account, or entity making payment thereon for the account of such party.

1.46. “Person”- Any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

1.47. “Purchase Date”- The date on which Purchaser pays the Purchase Price of a Purchased Account, whether by a credit to the Reserve Account or by a deposit or transfer to a demand deposit account of Seller.

1.48. “Purchase Price”- The Face Amount of a Purchased Account.

1.49. “Purchased Accounts”- Accounts purchased hereunder which have not been Closed.

1.50. “Renewal Term”- 1 year.

1.51. “Repurchased”- An Account has been repurchased when Seller has paid to Purchaser the then unpaid Face Amount.

1.52. “Required Reserve Amount”- The Reserve Percentage multiplied by the unpaid balance of Purchased Accounts.

1.53. “Reserve Account”- A bookkeeping account on the books of the Purchaser representing the portion of the Purchase Price which has not been paid by Purchaser to Seller, maintained by Purchaser to ensure Seller’s performance with the provisions hereof.

1.54. “Reserve Percentage”- With respect to each Account Debtor, the “Reserve Percentage” listed in the Credit Notice in effect as of the date of determination.

1.55. “Reserve Shortfall”- The amount by which the Reserve Account is less than the Required Reserve Amount.

1.56. “Schedule of Accounts”- A form supplied by Purchaser from time to time wherein Seller lists such of its Accounts as it requests that Purchaser purchase under the terms of this Agreement.

1.57. “Seller’s Bank”- Seller’s depository bank located in the United States, which is a party to a Deposit Account Control Agreement.

1.58. “Seller’s Deposit Accounts”- All present and future Deposit Accounts maintained by Seller, including but not limited to any Deposit Account into which Seller has instructed Purchaser to wire funds.

1.59. “Subordinate Lien Fee”- As of any date of determination, 10% of the aggregate Credit Limits as of such date.

1.60. “Term”- The Initial Term or a Renewal Term, as the case may be.

1.61. “Termination Date”- The end of the last Term which was not extended under Section 20. hereof.

1.62. “Termination Fee”- the fee payable by the Seller to the Purchaser if this Agreement is terminated earlier than 24 months from the date at which the Purchaser buys the first Invoice of the Seller, being an amount of $6000 less the aggregate of all Monthly Administration Fees collected by the Purchaser prior to termination.

1.63. “UCC”- The Uniform Commercial Code as adopted in the Chosen State.

1.64. “Vendor Portal”- A Payor’s online portal established for use by its vendors.

2. Sale; Purchase Price; Billing

2.1. Assignment and Sale.

2.1.1 Seller shall offer to sell to Purchaser as absolute owner, without recourse, such of Seller’s Accounts as are listed from time to time on Schedules of Accounts.

2.1.2. Purchaser will advise Seller, in writing, as to which of Seller’s Accounts have become Purchased Accounts.

2.1.3. Upon purchase, Purchaser will assume the risk of non-payment on Purchased Accounts, up to the Insolvency Loss, so long as (i) the cause of non-payment is solely due to an Account Debtor becoming Insolvent, and (ii) the Account Debtor is not an Affiliate of Seller.

2.1.4. Each Schedule of Accounts shall be accompanied by such documentation supporting and evidencing the Account, as Purchaser shall from time to time request.

2.1.5. Seller must offer for sale to Purchaser all Accounts owing to Seller by an Active Account Debtor.

2.1.6. Purchaser may, but need not, purchase from Seller such Accounts as Purchaser determines to be Eligible Accounts.

2.1.7. Purchaser does not intend to purchase any Account which will cause the unpaid balance of Purchased Accounts owing by any Account Debtor to exceed the Credit Limit applicable to such Account Debtor.

2.1.8. Upon payment of the Purchase Price of any Purchased Account, less any amounts due to Purchaser from Seller, the Account shall be deemed purchased hereunder. The payment of such Purchase Price of a Purchased Account shall evidence the purchase of such Purchased Account.

2.2. Billing.

2.2.1. Purchaser may send a monthly statement to each Notified Payor itemizing their account activity during the preceding billing period. All Notified Payors will be instructed to make payments to a Deposit Account designated by Purchaser or its assignee, as provided in the Notice of Assignment.

2.3. Credit Notices.

2.3.1. The Credit Limit and Reserve Percentage applicable to Purchased Accounts owing by any Account Debtor shall be set forth in the initial Credit Notice sent by Purchaser to Seller hereunder.

2.3.2. Purchaser may at any time, in its sole discretion, amend any Credit Limit and/or Reserve Percentage applicable to Purchased Accounts owing by any Account Debtor by sending to Seller an amended Credit Notice (“Amended Credit Notice”).

2.3.3. Upon sending an Amended Credit Notice, the Credit Limit and/or Reserve Percentage applicable to any Purchased Account owing by any Account Debtor, purchased after the date Purchaser sends the Amended Credit Notice, shall be the Credit Limit and/or Reserve Percentage listed in such Amended Credit Notice.

3. Reserve Account.

3.1. Seller shall pay to Purchaser on demand the amount of any Reserve Shortfall.

3.2. Except during any period in which an Event of Default remains uncured, Purchaser shall pay to Seller any amount by which the Reserve Account exceeds the Required Reserve Amount (“Excess Reserves”) on each Tuesday and Friday that is a Business Day.

3.3. Upon termination of this Agreement or upon the occurrence of any Event of Default, whether or not cured or waived, these payments by Purchaser to Seller shall be made no more frequently than once a month.

3.4. Purchaser may charge the Reserve Account with any Obligation.

3.5. Purchaser may pay any amounts due to Seller hereunder by a credit to the Reserve Account.

3.6. Purchaser may change the Reserve Percentage at any time upon five days’ notice to Seller, in the event that Purchaser determines in the exercise of its reasonable discretion that such change is justified based upon considerations such as (but not limited to) changes in dilution of accounts, payment practices of Account Debtors, or specific or general Account Debtor credit quality.

3.7. On or before ten days after the Insolvency Date, Purchaser shall credit the Reserve Account with the Insolvency Loss with respect to each Purchased Account (other than a Repurchased Account) owed by an Insolvent Account Debtor.

3.8. Except as provided in Section 3.2. Purchaser may retain the Reserve Account until Complete Termination.

4. Exposed Payments.

4.1. Upon termination of this Agreement Seller shall pay to Purchaser (or Purchaser may retain), to hold in a non-segregated non-interest bearing account the amount of all Exposed Payments (the “Preference Reserve”).

4.2. Purchaser may charge the Preference Reserve with the amount of any Exposed Payments that Purchaser pays to the bankruptcy estate of the Payor that made the Exposed Payment, on account of a claim asserted under Section 547 of the Bankruptcy Code.

4.3. Purchaser shall refund to Seller from time to time that balance of the Preference Reserve for which a claim under Section 547 of the Bankruptcy Code can no longer be asserted due to the passage of the statute of limitations, settlement with the bankruptcy estate of the Payor or otherwise.

5. Authorization for Purchases.

5.1. Subject to the terms and conditions of this Agreement, Purchaser is authorized to purchase Accounts upon telephonic, email, facsimile or other instructions received from anyone purporting to be an officer, employee or representative of Seller.

6. Fees and Expenses.

6.1. Seller shall pay to Purchaser:

6.1.1. Factoring Fee. The Factoring Fee on the date on which a Purchased Account is Closed.

6.1.2. Misdirected Payment Fee. Any Misdirected Payment Fee immediately upon its accrual. It is recognized that the costs imposed upon Purchaser by the Seller’s action or inaction resulting in the imposition of this fee are difficult to ascertain, and this fee represents the good faith effort to compensate Purchaser without imposing upon the parties the expensive burden of litigating that cost, and is the agreed liquidated damages with result therefrom.

6.1.3. Missing Notation Fee. The Missing Notation Fee on any Invoice that is sent by Seller to a Payor that does not contain the notice or instructions as required by Section 12.3. hereof. It is recognized that the costs imposed upon Purchaser by the Seller’s action or inaction resulting in the imposition of this fee are difficult to ascertain, and this fee represents the good faith effort to compensate Purchaser without imposing upon the parties the expensive burden of litigating that cost, and is the agreed liquidated damages with result therefrom.

6.1.4. Subordinate Lien Fee. The Subordinate Lien Fee, immediately upon any violation of Section 12.6.

6.1.5. Late Charge. The Late Charge, on demand, on all amounts that are past due from Seller to Purchaser hereunder.

6.1.6. Collection Services Fee. The Collection Services Fees, to be paid on the first day of the month following the month in which such Collection Service Fees were incurred.

6.1.7. Out-of-pocket Expenses. The out-of-pocket expenses directly incurred by Purchaser in the administration of this Agreement such as wire transfer fees, postage and audit fees. Seller shall not be required to pay for more than four audits per twelve-month period.

6.1.8. Payment by Credit Card. In the event a Payor makes a payment to Purchaser using a credit card, Purchaser shall credit to the obligation of the Account Debtor the amount credited to Purchaser by Purchaser’s credit card processor, net of any processing fees.

6.1.9. Monthly Administration Fee. Payable on a monthly basis commencing from the effective date of this Agreement.

6.1.10. Termination Fee. Payable on termination of this Agreement if it is terminated earlier than 24 months from the effective date.

7. Repurchase Of Accounts.

7.1. Seller shall repurchase, by payment of the then unpaid Face Amount thereof together with any unpaid fees relating to the Purchased Account on demand:

7.1.1. Notwithstanding Insolvency. Notwithstanding an Account Debtor becoming Insolvent:

(a) Any Purchased Account:

(i) The payment of which has been disputed by the Payor obligated thereon, Purchaser being under no obligation to determine the bona fides of such dispute;

(ii) For which Seller has breached any warranty as set forth in the Section 14.4.

(b) Purchased Accounts upon the occurrence of an Event of Default, or upon the Termination Date.

7.1.2. Absent Insolvency of an Account Debtor. If an Account Debtor has not become Insolvent on or prior to the Late Payment Date, any Purchased Account which remains unpaid beyond the Late Payment Date (“Repurchased Account”).

7.1.3. On any Insolvency Date which occurs prior to the termination of this Agreement, Purchaser shall credit the Reserve Account with the Insolvency Loss with respect to a Repurchased Account, where the Account Debtor has become Insolvent, other than an Account which Seller could be required to repurchase hereunder.

8. Security Interest.

8.1. As collateral securing the Obligations, with respect to the Collateral:

8.1.1. Seller assigns same to Purchaser, and

8.1.2. Grants to Purchaser a continuing security interest in the Collateral.

9. Clearance Days.

9.1. For all purposes under this Agreement, Clearance Days will be added to the date on which Purchaser receives any payment.

10. Authorization to Purchaser.

10.1. Seller irrevocably authorizes Purchaser at Seller’s expense, to exercise at any time any of the following powers until all of the Obligations have been paid in full:

10.1.1. Receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or Seller, proceeds of any Collateral;

10.1.2. Take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon Purchaser’s Accounts;

10.1.3. With respect to any of the following established or issued for the benefit of Seller, either individually or as a member of a class or group, file any claim under (i) any bond or (ii) under any trust fund.

10.1.4. Pay any sums necessary to discharge any lien or encumbrance which is senior to Purchaser’s security interest in any assets of Seller and/or pay any obligations owing by Seller to a third party, including but not limited to any of Seller’s subcontractors, sub-subcontractors, suppliers and/or vendors for work performed or materials supplied in connection with a Job, which sums shall be included as Obligations hereunder, and in connection with which sums the Late Charge shall accrue and shall be immediately due and payable;

10.1.5. File in the name of Seller or Purchaser or both:

(a) Mechanics lien or related notices, or

(b) Claims under any payment bond, in connection with goods or services sold by Seller in connection with the improvement of realty;

10.1.6. Notify any Payor obligated with respect to any Account, that the underlying Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser or its assignee;

10.1.7. Communicate directly with Seller’s Payors to verify the amount and validity of any Account created by Seller.

10.1.8. After an Event of Default:

(a) Change the address for delivery of mail to Purchaser and to receive and open mail addressed to Seller;

(b) Settlement of Claims:

(i) In its own name or on behalf of Seller, with Seller to be bound thereby, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions (collectively, a “Settlement”), any and all Accounts and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any lien granted to Seller by such Account Debtor), without affecting any of the Obligations;

(ii) All Settlements shall be presumed to be commercially reasonable, and the burden of proof shall be on Seller with respect thereto.

10.1.9. File any initial financing statements and amendments thereto that:

(a) Indicate the collateral as all assets of the Seller or words of similar effect, regardless of whether any particular asset comprised in the collateral falls within the scope of Article 9 of the UCC, or as being of an equal or lesser scope or with greater detail;

(b) Contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Seller is an organization, the type of organization, and any organization identification number issued to the Seller and, (ii) in the case of a financing statement filed as a fixture filing or indicating collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the collateral relates; and

(c) Contain a notification that the Seller has granted a negative pledge to the Purchaser, and that any subsequent lienor may be tortuously interfering with Purchaser’s rights;

(d) Advise third parties that any notification of Seller’s Account Debtors will interfere with Purchaser’s collection rights.

10.2. Seller authorizes Purchaser to accept, endorse and deposit on behalf of Seller any checks tendered by an Account Debtor “in full payment” of its obligation to Seller. Seller shall not assert against Purchaser any claim arising therefrom, irrespective of whether such action by Purchaser effects an accord and satisfaction of Seller’s claims, under §3-311 of the Uniform Commercial Code, or otherwise.

10.3. Purchaser shall, upon Seller’s written request with respect to specific Account Debtors, and immediately after the occurrence of an Event of Default Purchaser may without Seller’s request, perform Accounts collection services on Seller’s behalf, which services may include, but are not limited to, (1) communicating with Account Debtors, (2) reviewing public records and credit reports, and (3) the bringing (in Purchaser’s or Seller’s name at Seller’s sole expense), actions deemed appropriate by Purchaser to effect collection of Seller’s Accounts (“Collection Services”). Upon such request, or immediately after the occurrence of an Event of Default, Seller shall be deemed to have authorized Purchaser to perform Collection Services.

11. ACH Authorization.

11.1. In order to satisfy any of the Obligations, Seller authorizes Purchaser to initiate electronic debit or credit entries through the ACH system to any of Seller’s Deposit Accounts.

12. Covenants By Seller.

12.1. Seller shall not, without Purchaser’s consent, (a) grant any extension of time for payment of any of its Accounts, (b) compromise or settle any of its Accounts for less than the full amount thereof, (c) release in whole or in part any Payor, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts.

12.2. Books and Records; Inspection; Audits.

12.2.1. Seller shall at all times maintain complete, accurate and current books and records, including a general ledger and subsidiary ledgers, cash receipts and disbursement journals, sales journals, and such other records as a business such as Seller shall reasonably maintain, in accordance with the standards set forth in Section 727(a)(3) of the United States Bankruptcy Code.

12.2.2. From time to time as requested by Purchaser, at the sole expense of Seller, upon request by Purchaser, Purchaser shall have immediate access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Seller’s books and records, and Seller shall permit Purchaser to make copies of such books and records or extracts therefrom as Purchaser may request.

12.2.3. Seller irrevocably authorizes all accountants and third parties employed by Seller to disclose and deliver to Purchaser and its designees at Seller’s expense all financial information, books and records, work papers, management reports and other information in their possession relating to Seller.

12.3. Before submitting any Invoice to:

12.3.1. a Notified Payor, Seller shall mark the same with such notice of assignment as Purchaser may require or, in the case of Invoices submitted on a Vendor Portal, Seller shall enter, or cause to be entered, in the Vendor Portal an address or deposit account as directed by Purchaser as the address and/or deposit account for payment on Seller’s Accounts;

12.3.2. a Non-Notified Payor, Seller shall mark the same with instructions to make payments on the Account evidenced by such Invoice to the Bank Account, or, in the case of Invoices submitted on a Vendor Portal, Seller shall enter, or cause to be entered, in the Vendor Portal the Bank Account as the deposit account for payment on Seller’s Accounts.

12.4. Seller shall instruct all Non-Notified Payors to make payments on all Accounts to the Bank Account and, thereafter, Seller shall not change such instructions without Purchaser’s written consent.

12.5. Seller shall pay when due all payroll and other taxes, and shall provide proof thereof to Purchaser in such form as Purchaser shall reasonably require.

12.6. Seller shall not create, incur, assume or permit to exist any lien upon or with respect to any assets which the Purchaser purchases or in which Purchaser now or hereafter holds a security interest except with the prior written consent of Purchaser, which consent will not be unreasonably withheld so long as the subordinate secured party and Purchaser enter into a consent agreement acceptable to Purchaser.

12.7. Notwithstanding Seller’s obligation to pay the Misdirected Payment Fee, Seller shall pay to a Deposit Account designated by Purchaser or Purchaser’s assignee on the next banking day following the date of receipt by Seller (other than payments made to the Bank Account by a Non-Notified Payor) the amount of:

12.7.1. Any payment on account of a Purchased Account.

12.7.2. After the occurrence of an Event of Default, any payment on account of any Account.

12.8. The funds received by Seller as described in Section 12.7. shall be held by Seller in trust for Purchaser or Purchaser’s assignee, as applicable and shall not be commingled with any funds of Seller.

12.9. Avoidance Claims.

12.9.1. Seller shall indemnify Purchaser and its successors and assigns from any loss arising out of the assertion of any Avoidance Claim other than such claims that relate to Purchased Accounts that are owed by an Account Debtor which was Insolvent at the time the subject payment was received by Purchaser, and shall pay to Purchaser on demand the amount thereof.

12.9.2. Seller shall notify Purchaser within two Business Days of it becoming aware of the assertion of an Avoidance Claim.

12.9.3. This provision shall survive termination of this Agreement.

12.10. In the event that Purchaser sends a Notice of Assignment to a Notified Payor obligated with respect to any Account pursuant to Section 10.1.6. Seller shall cooperate with Purchaser in connection with such notice and shall not direct such Payor to pay such Account to Seller or any other entity or individual, or undermine or interfere with such Notice of Assignment in any manner.

12.11. Seller agrees that a violation of Section 12.10. or Section 12.4. will put the value of the Collateral at risk and will cause irreparable harm to Purchaser and, therefore, Purchaser shall be entitled to temporary and permanent injunctive relief to prevent such violation without the necessity of proving that actual damages are not an adequate remedy and Purchaser will be entitled to any proceeds of Accounts received by Seller as a result of such violation.

12.12. Seller shall ensure that Purchaser at all times has a list of all of Seller’s Deposit Accounts. Upon Purchaser’s request, Seller shall cause Purchaser to have control of any such Deposit Account (within the meaning of Section 9-104 of the UCC).

12.13. Seller shall provide Purchaser and its successors and assigns all necessary access codes, passwords and login information to permit Purchaser to access all Vendor Portals maintained by each of Seller’s Payors.

12.14. On or before the date hereof, Seller will cause Seller’s Bank to enter into the Deposit Account Control Agreement with Seller and Purchaser.

12.15. Notify the Purchaser promptly in the event of a change in any and all shares, interests, participations or other equivalents (however designated) in the capital stock or equivalent ownership interests in the Seller.

12.16. Seller shall deliver to Purchaser (i) on or before the date hereof, an ACH Authorization with respect to all of Seller’s Deposit Accounts maintained by Seller on the date hereof, and (ii) within two Business Days of establishing a new Deposit Account after the date hereof, an ACH Authorization with respect to such new Deposit Account.

12.17. Seller shall, and shall cause its employees and officers to comply with all state laws requiring any proceeds, funds, or payments received by Seller from Jobs be used to first pay Seller’s subcontractors, sub-subcontractors, suppliers and vendors. Seller acknowledges that Purchaser is relying on such compliance when it receives any proceeds of Accounts or makes any payment to or for the benefit of Seller hereunder.

12.18. Upon Purchaser’s request, Seller shall obtain, or cooperate with Purchaser to enable Purchaser to obtain, partial or final lien releases from Seller’s subcontractors, sub-subcontractors, suppliers and/or vendors with respect to any Job.

13. Account Disputes.

13.1. Seller shall notify Purchaser promptly of and, if requested by Purchaser, will settle all disputes concerning any Purchased Account, at Seller’s sole cost and expense. Purchaser may, but is not required to, attempt to settle, compromise, or litigate (collectively, “Resolve”) the dispute upon such terms, as Purchaser in its sole discretion deem advisable, for Seller’s account and risk and at Seller’s sole expense. Upon the occurrence of an Event of Default Purchaser may Resolve such issues with respect to any Account of Seller.

14. Representation and Warranties. Seller represents and warrants that:

14.1. It is fully authorized to enter into this Agreement and to perform hereunder;

14.2. This Agreement constitutes its legal, valid and binding obligation; and

14.3. Seller is solvent and in good standing in the jurisdiction of its organization.

14.4. The Purchased Accounts are and will remain:

14.4.1. Bona fide existing obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of Seller’s business to an Account Debtor that was not subject to an Insolvency Proceeding at the time such goods were delivered or such services were rendered;

14.4.2. To the best of Seller’s knowledge, unconditionally owed and will be paid to Purchaser without defenses, disputes, offsets, counterclaims, or rights of return or cancellation, other than Accounts owed by an Account Debtor which became Insolvent after the date on which Seller delivered the goods or rendered the services that created such Accounts.

14.4.3. Not sales to any Affiliate of Seller.

14.4.4. “Arm’s length” transactions.

14.5. None of the Seller, any of its subsidiaries, any director or officer, or any employee, agent, or affiliate, of the Seller or any of its subsidiaries is a Person that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, Cuba, the Crimea region of Ukraine, Iran, North Korea, Sudan and Syria.

14.6. None of the Seller or any of its subsidiaries, nor to the knowledge of the Seller, any director, officer, agent, employee, affiliate or other person acting on behalf of the Seller or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Seller and, to the knowledge of the Seller, its affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

14.7. Seller has not received notice or otherwise learned of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Purchased Accounts.

15. Indemnification.

15.1. Seller agrees to indemnify Purchaser against and save Purchaser and its successors and assigns harmless from any and all manner of suits, claims, liabilities, demands and expenses (including reasonable attorneys’ fees and collection costs) resulting from or arising out of this Agreement, whether directly or indirectly, including the transactions or relationships contemplated hereby (including the enforcement of this Agreement), and any failure by Seller to perform or observe its obligations under this Agreement.

16. Disclaimer of Liability.

16.1. In no event will Purchaser be liable to Seller for any lost profits, lost savings or other consequential, incidental or special damages resulting from or arising out of or in connection with this agreement, the transactions or relationships contemplated hereby or Purchaser’s performance or failure to perform hereunder, even if Purchaser has been advised of the possibility of such damages.

17. Default.

17.1. Events of Default.

17.1.1. The following events will constitute an Event of Default hereunder:

(a) Seller defaults in the payment of any Obligations or in the performance of any provision hereof or of any other agreement now or hereafter entered into with Purchaser, or any warranty or representation contained herein proves to be false in any way, howsoever minor;

(b) Seller or any guarantor of the Obligations becomes subject to any debtor-relief proceedings;

(c) Any guarantor fails to perform or observe any of such guarantor’s obligations to Purchaser or shall notify Purchaser of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever;

(d) An order for relief is entered against any Seller and/or any guarantor by any United States Bankruptcy Court; or Seller and/or any guarantor does not generally pay its debts as they become due (within the meaning of 11 U.S.C. 303(h) as at any time amended, or any successor statute thereto);

(e) Seller and/or any guarantor makes an assignment for the benefit of creditors; or Seller and/or any guarantor applies for or consents to the appointment of a custodian, receiver, trustee, or similar officer for it or for all or any substantial part of its assets, or such custodian, receiver, trustee, or similar officer is appointed without the application or consent of Seller and/or any guarantor;

(f) Seller and/or any guarantor institutes (by petition, application, answer, consent, or otherwise) any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application, or otherwise) against Seller and/or any guarantor;

(g) Any judgment, writ, warrant of attachment, execution, or similar process shall be issued or levied against a substantial portion of the property of Seller and/or any guarantor;

(h) Seller and/or any guarantor defaults in the performance of any obligations for the payment of money owed to any creditor;

(i) An adverse change occurs with respect to the financial condition or operations of Seller which results in a material impairment of the prospect of repayment of the Obligations

(j) Purchaser for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of the Obligations.

17.2. Waiver of Notice. PURCHASER’S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY “DEFAULT” OR “PAST DUE” RATE SHALL NOT BE DEEMED A WAIVER BY PURCHASER OF ITS CLAIM THERETO.

17.3. Effect of Default.

17.3.1. Upon the occurrence of any Event of Default:

(a) Purchaser may immediately terminate this Agreement, at which time all Obligations shall immediately become due and payable without notice (provided, however, that upon the occurrence of any Event of Default under clauses (d), (e) or (f) of Section 17.1.1. , the Obligations shall automatically become due and payable without notice);

(b) The Late Charge shall accrue and is payable on demand on all Obligations.

18. Account Stated.

18.1. Purchaser shall render to Seller a statement, either in tangible form or available on line, setting forth the transactions arising hereunder.

18.2. Each statement shall be considered correct and binding upon Seller as an account stated, except to the extent that Purchaser receives, within sixty days after the mailing of such statement or its becoming available on line, written notice from Seller of any specific exceptions by Seller to that statement, and then it shall be binding against Seller as to any items to which it has not objected.

19. Amendment and Waiver.

19.1. Only a writing signed by all parties hereto may amend this Agreement. No failure or delay in exercising any right hereunder shall impair any such right that Purchaser may have, nor shall any waiver by Purchaser hereunder be deemed a waiver of any default or breach subsequently occurring. Purchaser’s rights and remedies herein are cumulative and not exclusive of each other or of any rights or remedies that Purchaser would otherwise have.

20. Termination; Effective Date.

20.1. This Agreement will be effective on the date it is signed by the Parties, shall continue for the Initial Term, and shall be automatically extended for successive Renewal Terms.

20.2. Either Party may terminate this Agreement by giving the other Party one-month’s prior written notice of termination, whereupon this Agreement shall terminate on the earlier date of the date of termination or the end of the then current Term.

20.3. A notice of termination or notice of non-renewal shall not be effective unless all Obligations have been paid to Purchaser on or before the termination date set forth therein.

20.4. Any attempted termination of this Agreement other than as set forth herein shall be ineffective, and this Agreement shall continue in full force and effect as if such attempted termination was not made.

21. No Lien Termination without Complete Termination.

21.1. In recognition of the Purchaser’s right to have its attorneys’ fees and other expenses and indemnification claims incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser’s liens on the Collateral unless and until Complete Termination has occurred. Seller understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.

22. Conflict.

22.1. Unless otherwise expressly stated in any other agreement between Purchaser and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

23. Severability.

23.1. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

24. Relationship of Parties.

24.1. Notwithstanding that the Purchaser has the rights of a Secured Party, the relationship of the parties hereto shall be a seller and purchaser of Accounts and not be that of lender and borrower.

24.2. Purchaser is and shall not be a fiduciary of the Seller, although Seller may be a fiduciary of the Purchaser.

25. Attorneys’ Fees.

25.1. Seller agrees to reimburse Purchaser on demand for the actual amount of all costs and expenses, including attorneys’ fees which Purchaser has incurred or may incur in:

25.1.1. Negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith;

25.1.2. Protecting, perfecting, preserving or enforcing any lien, security interest or other right granted by Seller to Purchaser or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any Avoidance Claims;

25.1.3. Enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal or state insolvency proceeding commenced by or against Seller, including those (i) arising out the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding or (iii) opposing confirmation of Seller’s plan thereunder.

25.1.4. Connection with any federal or state insolvency proceeding commenced by or against Seller, including those:

(a) Arising out the automatic stay,

(b) Seeking dismissal or conversion of the bankruptcy proceeding, or

(c) Opposing confirmation of Seller’s plan thereunder.

25.2. In the event that any Party finds it necessary to retain counsel in connection with the interpretation, defense, or enforcement of this agreement, including fees incurred in any appellate proceedings, the prevailing Party shall recover its reasonable attorney’s fees and expenses from the unsuccessful Party. It shall be presumed (subject to rebuttal only by the introduction of competent evidence to the contrary) that the amount recoverable is the amount billed to the prevailing Party by its counsel and that such amount will be reasonable if based on the billing rates charged to the prevailing party by its counsel in similar matters.

25.3. In the event that Seller asserts a claim against Purchaser hereunder, it shall do so in writing prior to and as a condition of the commencement of any litigation by Seller, setting forth the specific amount of Seller’s claim against Purchaser (the “Damage Claim”). If any dispute resolution process results in a judgment or award against Purchaser of less the Damage Claim, the court is requested to find that Purchaser was the prevailing party for the purposes of this Section.

26. Entire Agreement.

26.1. No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

27. Choice of Law.

27.1. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

28. Jury Trial Waiver.

28.1. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

29. Venue; Jurisdiction.

29.1. Any suit, action or proceeding arising hereunder, or the interpretation, performance or breach hereof, including an action in tort, shall, if Purchaser so elects, be instituted in any court sitting in the state of New York (the “Acceptable Forums”). Seller agrees that the Acceptable Forums are convenient to it, and irrevocably submits to the jurisdiction of the Acceptable Forums and waives any and all objections to jurisdiction or venue.

29.2. Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Purchaser to transfer such proceeding to an Acceptable Forum.

30. Time of the Essence.

30.1. It is agreed that time is of the essence in all matters herein.

31. Service of Process.

31.1. Seller agrees that Purchaser may effect service of process upon Seller by regular mail at the address set forth herein or at such other address as may be reflected in the records of Purchaser, or at the option of Purchaser by service upon Seller’s agent for the service of process.

32. Assignment.

32.1. Purchaser may assign its rights and/or delegate its duties hereunder. Upon such assignment, Seller shall be deemed to have attorned to such assignee and upon such delegation shall owe the same obligations to such assignee and shall accept performance hereunder by such assignee as if such assignee were Purchaser.

33. Counterparts.

33.1. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument.

33.2. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

34. Notice.

34.1. All notices required to be given to any party other than Purchaser shall be deemed given upon the first to occur of:

34.1.1. Transmittal by electronic means to a receiver under the control of such party, or

34.1.2. Actual receipt by such party or an employee or agent of such party.

34.2. All notices to Purchaser shall be deemed given upon actual receipt by a responsible officer of Purchaser.

34.3. For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

SELLER

Address:	21 Omaha Street, Dumont, New Jersey, NJ 07628
Officer:	Paul Kelley Dunne
Email address:	kdunne@americrew.com

PURCHASER

Address:	111 Broadway, Suite 1703
New York, NY 10006
Officer:	General Counsel
Email address:	contact@towercap.com

[SIGNTURE PAGE OVERLEAF]

IN WITNESS WHEREOF, the Parties have executed this agreement on the day and year first above written.

SELLER:	MIKAB CORPORATION

	By:	/s/ P Kelley Dunne
	Name:	P Kelley Dunne
	Title:	Officer

PURCHASER:	TOWER CAP LLC

By:
	Name:	David Issroff
	Title:	Managing Member

Notary acknowledgement

A notary public or other officer completing the certificate verifies only the identity of the individual who signed the document to which this certificate is attached and not the truthfulness, accuracy or validity of this document.

State of _____________________

County of ___________________

On_____ day of _______, 2022 before me _________________________________________ personally appeared print name of notary

P Kelley Dunne - CEO

Who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to within the instrument and acknowledged to me that he/she executed the same in his/her authorised capacity and that by his/her signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

I certify under the laws of the state of that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature____________________

EXHIBIT 1.16.

CREDIT NOTICE

MIKAB CORPORATION

This is a Credit Notice (as this and other capitalized terms not herein defined are defined in that certain Factoring and Security Agreement between Purchaser and Seller dated 28 January 2022 (the “Agreement”)).

Effective as of the date hereof, the Credit Limit and indicative Reserve Percentage applicable to the Purchased Accounts owing by the following Account Debtor(s) are set forth in the chart below opposite the name of such Account Debtor(s):

Name of Account Debtor	Credit Limit	Indicative Reserve Percentage

Subject to the Purchaser’s sole discretion, which shall be notified to the Seller, in writing, the:

1. Reserve Percentage for Invoices net 60 or less is 10%; and

2. Reserve Percentage for Invoices net 61 or more is 15%.

Date:	__________________2022	TOWER CAP LLC

By:
		Name:	David Issroff
		Title:	Managing Member